Exhibit 99.1

News

Software Innovator Aneel Bhusri Joins GM’s Board of Directors

Tue, October 5, 2021

Co-founder, co-CEO and chairman of Workday is GM’s third new director this year

DETROIT – General Motors Co. (NYSE: GM) announced today that transformational technology leader Aneel Bhusri, the co-founder, co-CEO and chairman of Workday, Inc., is joining its Board of Directors.

GM now has 13 directors with the addition of Bhusri. The company’s 12 independent directors have senior leadership and board experience in manufacturing, information technology, digital commerce, retail, higher education, investment management, international affairs, defense, transportation, cybersecurity, and pharmaceuticals, among other fields. Six of GM’s independent directors are women.

“Aneel’s entrepreneurial experience in software and venture capital will benefit GM as we transform the company to better serve our customers, employees and stakeholders,” said GM Chair and CEO Mary Barra. “Adding this type of expertise to our board will help us drive value for shareholders and other GM stakeholders, especially during this period of technological change and growth.”

In 2005, Bhusri co-founded Workday, a company that has grown to become a leading provider of enterprise cloud applications for finance and human resources. He previously held leadership positions at PeopleSoft including vice chairman of the Board.

He is an advisor at Greylock Partners, a leading venture capital firm, a member of the Board of Trustees at Stanford University and serves on the Board of Directors at the Memorial Sloan Kettering Cancer Center. Bhusri earned an MBA from Stanford University and an undergraduate degree in electrical engineering and economics from Brown University. He is a Crown Fellow at the Aspen Institute.

“A massive technological and cultural transformation is taking place at GM that will help usher in an era of cleaner, safer transportation,” said Bhusri. “I look forward to working with GM management and my fellow directors to help the company capitalize on the tremendous opportunity in front of it, especially as it builds value for all stakeholders, and helps build a safer and more sustainable future.”

Bhusri is the third addition to GM’s Board this year. Meg Whitman, a technology leader and former head of Hewlett Packard Enterprise, and Mark Tatum, deputy commissioner and chief operating officer of the National Basketball Association, joined GM’s Board in March.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which will power everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com.

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CONTACT:

Jim Cain

GM Communications

313-407-2843

james.cain@gm.com